EXHIBIT 99.1
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DAWSON GEOPHYSICAL PLANS ADDITIONAL EXPANSION


MIDLAND, Texas, August 23, 2004/PRNewswire/-The following was released by Dawson Geophysical Company (NASDAQ DWSN-news)

Dawson Geophysical Company (NASDAQ DWSN) today announced its intention to field its ninth high resolution seismic data acquisition crew in early September, 2004. The Company's eighth crew, planning for which was announced on June 3, 2004, was deployed July 12, 2004. The Company is responding to increased client requirements emanating from increased prices received for crude oil and natural gas.

Founded in 1952, Dawson Geophysical Company acquires and processes 2-D, 3-D and multi-component seismic data used in analyzing subsurface geologic conditions for the potential of oil and natural gas accumulation. Dawson's clients-major and intermediate-sized oil and gas companies and independent oil operators-retain exclusive rights to the information obtained.

The Company operates highly mobile, land-based acquisition crews throughout the lower 48 states. Data processing is performed by geophysicists at Dawson's computer center in the Midland, Texas headquarters. The Company also provides data processing services through its Houston, Texas office.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. Please see the Company's Form 10-K for the fiscal year ended September 30, 2003 for a more complete discussion of such risk factors.


Contact:
L. Decker Dawson or Christina W. Hagan, both of Dawson Geophysical Company 1-432-684-3000